Exhibit (a)(5)(i)

NOTICE TO HOLDERS OF THE

1.50% CONVERTIBLE SENIOR NOTES DUE 2018 (CUSIP NO. 05334D AA5)

ISSUED BY

AUXILIUM PHARMACEUTICALS, INC.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of January 30, 2013 (the “Base Indenture”), between Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 30, 2013 (the “First Supplemental Indenture”), between the Company and the Trustee and the Second Supplemental Indenture, dated as of January 29, 2015 among the Company, Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), relating to the Company’s 1.50% Convertible Senior Notes due 2018 (the “Notes”), that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Purchase Right”), subject to certain conditions, at the Holder’s option, to require the Company to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, on March 5, 2015 (the “Fundamental Change Purchase Date”). The Company will purchase such Notes at a repurchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be $1,002.08 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Holders may exercise their Fundamental Change Purchase Right by (i) delivering to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), a duly completed notice (the “Fundamental Change Purchase Notice”), if the Notes are Physical Notes, or in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), if the Notes are Global Notes, in each case, prior to 5:00 p.m., New York City time, on March 4, 2015 (the “Fundamental Change Expiration Date”) and (ii) delivering the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after the delivery of the Fundamental Change Purchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or delivering the Notes by book-entry transfer, if the Notes are Global Notes, in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date of this notice (this “Summary Notice”), all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. The Company does not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Purchase Notice by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. In order to withdraw a previously delivered Fundamental Change Purchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Purchase Notice and instruct such nominee to withdraw the Fundamental Change Purchase Notice through the withdrawal procedures of DTC. The Fundamental Change Purchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 10.03(a) of the First Supplemental Indenture, promptly on the later of the Fundamental Change Purchase Date and the time of book-entry transfer or the delivery of such Notes to the Paying Agent.

Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014, (the “Merger Agreement”), by and among the Company, Endo, Endo U.S. Inc. , a Delaware corporation (“HoldCo”), and Avalon Merger Sub Inc., a Delaware corporation (“Merger Sub”), on January 29, 2015, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation as an indirect wholly owned subsidiary of Endo (the “Merger”).

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned by Endo, Merger Sub or any other direct or indirect wholly owned subsidiary of Endo, and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (ii) shares that were owned by stockholders who had perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Laws of the State of Delaware and (iii) shares of restricted stock of the Company) were converted into the right to receive, at the stockholder’s election, either: (x) a combination of $16.625 in cash and 0.2440 ordinary shares of $0.0001 each of Endo (“Endo Shares”) (the “Standard Election Consideration”), (y) $33.25 in cash (the “Cash Election Consideration”) or (z) 0.4880 Endo Shares (the “Stock Election Consideration” and, together with the Standard Election Consideration and the Cash Election Consideration, the “Merger Consideration”). Both the Cash Election Consideration and the Stock Election Consideration were subject to proration and adjustment procedures as set forth in the Merger Agreement. The closing of the Merger also resulted in the Company Common Stock no longer being traded on the NASDAQ Stock Market after January 29, 2015 (the “Delisting”). As a result of the completion of the Merger and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on January 29, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein.

The Indenture provides that, as a result of the completion of the Merger and the Delisting, and notwithstanding the Fundamental Change Purchase Right, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion, at any time from or after the date that is 70 Scheduled Trading Days prior to the anticipated effective date of the transaction, until the Fundamental Change Purchase Date (such period, the “Conversion Period”).

In addition, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at a Conversion Rate (as defined in the Indenture, the “Conversion Rate”) increased by 1.6991 additional shares of Company Common Stock, as provided in the Indenture, if the relevant Notice of Conversion (as defined below) is received by Wells Fargo Bank, National Association, as conversion agent (the “Conversion Agent”) at any time from and including January 29, 2015, the date on which the Make-Whole Fundamental Change occurred, until March 4, 2015, the Business Day immediately prior to the Fundamental Change Purchase Date (such period, the “Make-Whole Conversion Period”). If a Holder would like to convert its Notes, such Holder must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent, in compliance with the Applicable Procedures, prior to the end of the Conversion Period. Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Endo and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Notes into cash and/or shares of Company Common Stock is changed into a right to convert such principal amount of Notes into cash and/or any such stock, other securities or other property or assets that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, a Holder will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period. The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right.

Holders must make their own decisions as to whether or not to surrender their Notes for repurchase or to exercise their conversion rights and, if they choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, Endo or HoldCo or any of their respective boards of directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

The Paying Agent and Conversion Agent is:

Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association 12th Floor – Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

Or
By Facsimile Transmission: ((For Eligible Institutions only): Fax: (612) 667-6282 Attn: Bondholder Communications

Phone Number: (800) 344-5128

Additional copies of this Notice and copies of the Fundamental Change Purchase Right Notice, Notice of Right to Convert and Notice of Entry into Supplemental Indenture and Offer to Purchase delivered pursuant to Section 10.10(b) of the Indenture (the “Fundamental Change Purchase Right Notice”) may be obtained from the Paying Agent at its address set forth above.

The date of this Summary Notice is February 3, 2015.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities and Exchange Act of 1934, as amended, is contained in the Fundamental Change Purchase Right Notice and is incorporated herein by reference.

The Fundamental Change Purchase Right Notice and other related materials will be mailed to record holders of Notes and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Notes.

THIS SUMMARY NOTICE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE NOTES TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE FUNDAMENTAL CHANGE PURCHASE RIGHT NOTICE AND RELATED MATERIALS THAT THE COMPANY WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE NOTES TENDER OFFER. AFTER THE COMPANY FILES THE TENDER OFFER STATEMENT WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT THE COMPANY FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING THE COMPANY AT (484) 321-5900. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE NOTES TENDER OFFER.